Exhibit 99.1

1350 6th Avenue, 18th Floor

New York, NY 10019

Contact information:

Investor Relations

Flat Rock Global, LLC

Telephone: (212) 596-3421

Flat Rock Capital Corp. Increases Dividend

Flat Rock Capital Corp. (“Flat Rock Capital” or “the Company”), a business development company, today announced that its Board of Directors has declared an increase in its monthly dividend to $0.111 per share for the months of April & May.

This increase follows seventeen consecutive months of dividends at a rate of $0.108 per share since the Company’s inception in 2017.  The dividends will be paid on May 6, 2019 and June 6, 2019 to shareholders of record as of the close of business on April 26, 2019 and May 26, 2019, respectively.

“The increased scale of the fund and continued high quality of our senior secured first lien asset base has enabled us to generate strong investment income while maintaining a stable net asset value,” said Robert K. Grunewald, Chairman and Chief Executive Officer of Flat Rock Capital.

The Board of Directors of Flat Rock Capital also approved a dividend reinvestment plan (“DRIP”). Effective May 1, 2019 shareholders will now have the option to receive payment of the dividend in cash, or receive shares of common stock, pursuant to the Company’s dividend reinvestment plan (“DRIP”). Flat Rock Capital shareholders who hold their shares with a custodian must affirmatively instruct their custodians prior to the record date if they prefer to receive this dividend and future dividends in common stock.

About Flat Rock Capital Corp.:

Flat Rock Capital is a private credit fund providing financing solutions to U.S. middle market businesses. The Company invests exclusively in first lien, floating rate loans to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Flat Rock Capital's objective is to preserve capital while generating current income for its investors. Flat Rock Capital has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 and is externally-managed by Flat Rock Global, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.

About Flat Rock Global, LLC:

Flat Rock Global, an affiliate of Western Asset, is an alternative credit manager focused on delivering yield driven investment strategies by investing in less efficient sectors of the market. Flat Rock funds are available exclusively to RIAs, Family Offices, and Institutional Investors.   Flat Rock Global is also the investment advisor to Flat Rock Opportunity Fund, an interval fund investing predominantly in CLO equity.

To learn more about the firm and our funds, please visit www.flatrockglobal.com

For any inquiries regarding the release, please contact our investor relations team at info@flatrockglobal.com or (212) 596-3421.